Exhibit 99.1

                                NEWS RELEASE

                                                 July 24, 2003

For Further Information

Contact:    Union Trust Company
            Jeannie Merchant
            Marketing Director

Telephone: 667-2504

For Immediate Release

                 Union Trust Reports Second Quarter Earnings

      Ellsworth - Union Bankshares Company is pleased to announce the net earnings for the first half of 2003 were $2,216,386, an increase of $61,632 or 2.9% over the same period last year. Non-interest income showed an increase of $836,486 or 31.4%. "Growth in non-interest income was driven by record levels of mortgage financing activity, a strong performance by our financial servicing group (Investment and Trust Services, Financial Planning and Cornerstone Investments)," noted Peter Blyberg, President and CEO of Union Trust Company. On the balance sheet, the loan portfolio grew by $23.7 million or 10.63% over the second quarter of 2002 while deposits were up $23.7 million or 9.33% year on year.

Established in 1887, Union Trust Company is a full-service, independent, community bank that is locally owned and operated. From sixteen offices Union Trust provides a variety of banking, brokerage, insurance, retirement, employee benefit, investment, personal trust and financial planning services to individuals, businesses, municipalities, and non-profit organizations along the coast of Maine from Waldoboro to Machias. Union Trust takes pride in delivering personalized, responsive service and developing quality, innovative products for its customers. Employing over 160 people, Union Trust has a documented record of consistent earnings growth. As of June 30, 2003, consolidated assets were in excess of $404 million. Union Trust can be found on the Internet at www.uniontrust.com.


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